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                                                                EXHIBIT 99


                                       THE
                                    SOUTHLAND
                                   CORPORATION

                                  March 24, 1995



To: All Signatories to the Shareholders Agreement dated as of March 5, 1991
    (the "Shareholders Agreement")


Re: The Southland Corporation ("Southland")
    Annual Meeting of Shareholders to be held April 26, 1995

   Within the next few days, all holders of common stock of Southland will be receiving proxy materials relating to the Annual Meeting of Shareholders of The Southland Corporation to be held on April 26, 1995. A copy of those proxy materials and Southland's 1994 Annual Report to Shareholders are enclosed.

   Certain shares held by you are subject to the Shareholders Agreement and are to be voted for the election of directors in accordance with the terms of
Section 3.3 of the Shareholders Agreement.

   Included in the proxy materials that are being sent to the holders of common stock is a proxy card. When you receive these proxy materials, please return the proxy card to Society National Bank, Southland's common stock transfer agent (in the business reply envelope enclosed), specifying your vote (either "For," "Against" or "Abstain") with respect to ratification of the appointment of auditors and, instead of indicating a vote in connection with the election of directors, please write on the proxy card the following words:

           "PLEASE VOTE MY   #   SHARES THAT ARE SUBJECT TO THE
           SHAREHOLDERS AGREEMENT DATED AS OF MARCH 5, 1991, IN
           CONNECTION WITH THE ELECTION OF DIRECTORS, IN
           ACCORDANCE WITH SECTION 3.3 OF THE SHAREHOLDERS
           AGREEMENT."

   If you own Southland common stock that is not subject to the Shareholders Agreement, please either vote those shares separately by identifying them by number on the same proxy card or contact me to request an additional proxy card to vote those shares.

   If you have any questions about these instructions or if you plan to attend the meeting in person (or need an additional proxy card), please contact me at 214/828-7933 (facsimile 214/841-6574).

                                             Sincerely,


                                             Carol Hilburn
                                             Associate General Counsel
                                             and Manager, SEC Section

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